Exhibit 3.03

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NPC OPERATING COMPANY A, INC.

The undersigned, NPC Operating Company A, Inc., a Kansas corporation (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of the Corporation, in accordance with the Kansas general corporation code, does hereby make and execute these Amended and Restated Articles of Incorporation and does hereby certify that:

I. The name of the Corporation and the name under which it was originally incorporated is NPC Operating Company A, Inc. Its original Articles of Incorporation were filed with the Secretary of State of Kansas on November 28, 2011.

II. Resolutions setting forth the proposed amendment and restatement of the Articles of Incorporation of the Corporation were duly adopted by unanimous consent in lieu of a special meeting of the Board of Directors of the Corporation dated December 19, 2011, declaring such amendment and restatement to be advisable and calling for a vote of the Corporation’s stockholder to approve the same.

III. The Amended and Restated Articles of Incorporation of the Corporation approved by a resolution of the Board of Directors read as follows:

FIRST. The name of the Corporation is:

NPC Operating Company A, Inc.

SECOND. The address of its registered office in the State of Kansas is 7300 W, 129th Street, Overland Park, Kansas 66213. The name of its resident agent at such address is Troy D. Cook.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas general corporation code.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH.

(a) The aggregate number of shares which the Corporation has the authority to issue shall be one hundred (100) shares of Class A common stock par value $1.00 per share (“Class A Common Stock”) and nine thousand nine hundred (9,900) shares of Class B common stock, par value $1.00 per share (“Class B Common Stock”).

Immediately prior to the effectiveness of these Amended and Restated Articles of Incorporation, the authorized capital stock of the Corporation was 10,000 shares of common stock, par value $1.00 per share. Each of the 100 outstanding shares of Common Stock, par value $1.00 per share, shall, immediately upon the effectiveness of these Amended and Restated Articles of Incorporation, be reclassified into (i) 0.01 share of Class A Common Stock and (ii) 0.99 shares of Class B Common Stock and each person who would thereupon own less than a whole number of shares of the Corporation’s Common Stock shall receive one whole share in lieu of any fractional amounts.

The authorized but unissued shares of Common Stock as well as any shares of Common stock now or hereafter held as treasury shares shall be issued from time to time, at such time or times, in such amounts and manner, for such consideration, whether in cash or property or otherwise, and to such persons as may be fixed and determined by the Board of Directors of the Corporation, subject to this Article FOURTH.

Each share of Class A Common Stock shall be entitled to one vote on all matters voted upon by the stockholders. The shares of Class B Common stock shall not be entitled to a vote on any matters, except as required by law. Except as provided in Article FOURTH, the Class A Common Stock and Class B Common Stock shall have identical rights, including dividend rights, powers and privileges.

(b) No holder of any shares of stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

FIFTH. The name and mailing address of the incorporator are as follows:

Name	Address
John A. Granda	1201 Walnut, Suite 2900 Kansas City, Missouri 64106

SIXTH. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of the stockholders, until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal, are as follows:

Names	Addresses
James K. Schwartz	7300 W. 129th Street Overland Park, Kansas 66213

Troy D. Cook	7300 W. 129th Street Overland Park, Kansas 66213

SEVENTH. Elections of directors need not be by ballot unless the Bylaws of the Corporation so provide.

EIGHTH. The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, the Bylaws of the Corporation may from time to time be amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon, or (ii) by a majority of the full Board of Directors, and any change so made by the stockholders may thereafter be further changed by a majority of the directors; provided, however, that the power of the Board of Directors to amend or repeal the Bylaws, or to adopt new Bylaws, (A) may be denied as to any Bylaws or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide, and (B) shall not divest the stockholders of their power, nor limit their power, to amend or repeal the Bylaws, or to adopt new Bylaws.

NINTH. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

Without limiting the generality of the foregoing provisions of this Article NINTH, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of K.S.A. 17-6002 as now in effect and as it may from time to time hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the limitation of liability provided by the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6901 and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH. Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person” to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest in such person.

TWELFTH. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IV. Thereafter, pursuant to such resolutions of the Board of Directors, the Amended and Restated Articles of Incorporation were duly adopted by unanimous consent in lieu of a special meeting of the stockholder of the Corporation dated December 19, 2011, all in accordance with the Bylaws of the Corporation and the laws of the State of Kansas.

V. The capital of the Corporation will not be reduced under or by reason of the amendment.

VI. This amendment and restatement has been duly adopted in accordance with the provisions of Sections 17-6602 and 17-6605 of the Kansas Statutes Annotated, as amended.

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IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its President as of December 19, 2011.

NPC OPERATING COMPANY A, INC.

By:	/s/ James K. Schwartz
James K. Schwartz, President

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